Exhibit 2.2

Execution Version

VOTING AGREEMENT

THIS VOTING AGREEMENT (this “Agreement”), dated as of January 20, 2026, is entered into by and among Smithfield Foods, Inc., a Virginia corporation (“Parent”), Boardwalk Merger Sub Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), Nathan’s Famous, Inc., a Delaware corporation (the “Company”), and certain stockholders of the Company listed on Schedule A hereto (each, a “Stockholder” and, collectively, the “Stockholders”). Capitalized terms used but not defined herein shall have the meanings given to them in the Merger Agreement (as defined below).

RECITALS

WHEREAS, concurrently with the execution of this Agreement, Parent, Merger Sub and the Company have entered into an Agreement and Plan of Merger (as the same may be amended, modified or supplemented from time to time, the “Merger Agreement”), pursuant to which (and subject to the terms and conditions set forth therein), among other things, Merger Sub will be merged with and into the Company (the “Merger”), with the Company continuing as the surviving corporation and as a wholly-owned subsidiary of Parent;

WHEREAS, as of the date hereof, each Stockholder is the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act, which meaning will apply for all purposes of this Agreement whenever the terms “beneficial owner,” “beneficial ownership” or “own beneficially” are used) of and is entitled to dispose and vote the number of shares of Company Common Stock set forth on Schedule A hereto (with respect to each Stockholder, the “Owned Shares” and, together with any additional shares of Company Common Stock or other voting securities of the Company of which such Stockholder acquires record or beneficial ownership and has an entitlement to dispose of and vote after the date hereof, including, without limitation, by purchase, by grant, as a result of a stock dividend, stock split, recapitalization, combination, reclassification, exchange or change of such shares, or upon exercise or conversion of any securities or any Company RSUs or Company Stock Options, such Stockholder’s “Covered Shares”);

WHEREAS, as a condition and inducement to Parent’s and Merger Sub’s willingness to enter into the Merger Agreement and to proceed with the transactions contemplated thereby, including the Merger, Parent, Merger Sub, the Company and the Stockholders are entering into this Agreement; and

WHEREAS, the Stockholders acknowledge that Parent and Merger Sub are entering into the Merger Agreement in reliance on the representations, warranties, covenants and other agreements of the Stockholders set forth in this Agreement and would not enter into the Merger Agreement if any Stockholder did not enter into this Agreement.

AGREEMENTS

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Merger Sub, the Company and the Stockholders hereby agree as follows:

Section 1.               Agreement to Vote. Prior to the Termination Date, each Stockholder who owns Covered Shares as of the applicable record date, in his or her capacity as a stockholder of the Company, hereby irrevocably and unconditionally agrees that at any meeting of the stockholders of the Company (whether annual or special and whether or not an adjourned or postponed meeting), however called, or in connection with any written consent of stockholders of the Company, such Stockholder shall (a) when a meeting is held, appear at such meeting or otherwise cause the Covered Shares owned by such Stockholder to be counted as present thereat for the purpose of establishing a quorum, and respond to each request by the Company for written consent, if any, and (b) vote (or consent), or cause to be voted at such meeting (or validly execute and return and cause such consent to be granted with respect to), all Covered Shares owned as of the record date for such meeting or consent of the stockholders (i) in favor of the Merger, the adoption of the Merger Agreement and any other matters necessary for consummation of the Merger and the other transactions contemplated in the Merger Agreement, including any proposal to adjourn or postpone the Stockholders’ Meeting to a later date if there are not sufficient votes for adoption of the Merger Agreement on the date on which the Stockholders’ Meeting is held, and (ii) against the following actions (other than the Merger and the transactions contemplated thereby): (A) any Acquisition Proposal, (B) any proposal for any recapitalization, reorganization, liquidation, dissolution, merger, sale of assets or other business combination between the Company and any other Person, and (C) any other action that would reasonably be expected to impede, interfere with, delay, postpone or adversely affect the Merger or any of the transactions contemplated by the Merger Agreement or this Agreement (collectively, the “Covered Proposals”). Except as expressly set forth in this Section 1 with respect to Covered Proposals, the Stockholders shall not be restricted from voting in favor of, against or abstaining with respect to any other matter presented to the stockholders of the Company.

Section 2.               No Inconsistent Agreements. Each Stockholder hereby represents, covenants and agrees that, except as contemplated by this Agreement, such Stockholder (a) has not entered into, and shall not enter into at any time prior to the Termination Date, any voting agreement or voting trust with respect to any Covered Shares and (b) has not granted any currently effective proxy or power of attorney with respect to any Covered Shares, and shall not grant at any time prior to the Termination Date any proxy or power of attorney with respect to any Covered Shares, in either case, which is inconsistent with such Stockholder’s obligations under this Agreement.

Section 3.               Termination. This Agreement and all obligations of the parties hereto hereunder shall automatically terminate without any action by any party hereto and shall be of no further force and effect upon the earliest to occur of (a) the Closing, (b) the termination of the Merger Agreement in accordance with its terms, (c) the completion of the Stockholders’ Meeting and the inspectors’ certification of the voting results thereat, (d) written notice of termination of this Agreement by Parent to the Stockholders, (e) the Company Board or a committee thereof having effected an Adverse Recommendation Change (f) the entry into or effectiveness of amendment, modification or waiver of the Merger Agreement that (i) reduces the amount or changes the form of the Per Share Merger Consideration or (ii) extends the End Date beyond October 20, 2026, or (g) with respect to any Stockholder, the mutual written agreement of such Stockholder and Parent (such earliest date being referred to herein as the “Termination Date”); provided, that the provisions set forth in Section 8 and Section 11 to Section 23 shall survive the termination of this Agreement; provided, further, that any liability incurred by any party hereto as a result of a breach of a term or condition of this Agreement prior to such termination shall survive the termination of this Agreement.

Section 4.               Representations and Warranties of the Stockholders. Each Stockholder, as to such Stockholder (severally and not jointly and severally), hereby represents and warrants to Parent and Merger Sub as of the date hereof as follows:

(a)             Such Stockholder is the beneficial owner of, and has good and valid title to, the Covered Shares, free and clear of all Liens other than as created by this Agreement, pursuant to applicable securities Laws or as would not restrict, prohibit or impair the exercise by Parent or Merger Sub of its rights under this Agreement or have an adverse effect on such Stockholder’s ability to perform such Stockholder’s obligations hereunder. As of the date hereof, other than the Owned Shares and any Company RSUs or Company Stock Options, such Stockholder does not own beneficially or of record any shares of capital stock or voting securities of the Company. Such Stockholder (i) has the sole voting and sole disposition power over all of the Covered Shares, and (ii) is not subject to any voting trusts or voting agreements with respect to the Covered Shares.

(b)             Each Stockholder has all requisite power and authority to execute and deliver this Agreement and to perform such Stockholder’s obligations hereunder. This Agreement has been duly and validly executed and delivered by such Stockholder and, assuming due authorization, execution and delivery by Parent and Merger Sub, constitutes a legal, valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms, except as enforcement may be limited by the Enforceability Exceptions.

(c)              Except for the applicable requirements of the Exchange Act, (i) no filing with, and no permit, authorization, consent or approval of, any Governmental Authority is necessary on the part of such Stockholder for the execution, delivery and performance of this Agreement by such Stockholder or the consummation by such Stockholder of the transactions contemplated hereby and (ii) neither the execution, delivery or performance of this Agreement by such Stockholder nor the consummation by such Stockholder of the transactions contemplated hereby nor compliance by such Stockholder with any of the provisions hereof shall (A) result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on such property or asset of such Stockholder pursuant to, any Contract to which such Stockholder is a party or by which such Stockholder or any property or asset of such Stockholder is bound or affected or (B) violate any order, writ, injunction, decree, statute, rule or regulation applicable to such Stockholder or any of such Stockholder’s properties or assets, in each case, other than as would not restrict, prohibit or impair the exercise by Parent or Merger Sub of its rights under this Agreement or have an adverse effect on such Stockholder’s ability to perform such Stockholder’s obligations hereunder.

(d)             As of the date of this Agreement, there is no litigation pending against any such Stockholder, or, to the knowledge of such Stockholder, threatened against such Stockholder that restricts or prohibits (or, if successful, would restrict or prohibit) the exercise by Parent or Merger Sub of its rights under this Agreement or the performance by any such Stockholder of such Stockholder’s obligations under this Agreement.

(e)             Such Stockholder understands and acknowledges that Parent and Merger Sub are entering into the Merger Agreement in reliance upon such Stockholder’s execution and delivery of this Agreement and the representations and warranties of such Stockholder contained herein.

(f)              No agent, broker, investment banker, finder or other intermediary is or will be entitled to any fee or commission or reimbursement of expenses from Parent, Merger Sub or the Company or any of their respective Affiliates in respect of this Agreement based upon any arrangement or agreement made by or on behalf of such Stockholder.

The representations and warranties of the Stockholders contained herein shall not survive the Termination Date.

Section 5.               Restrictions on Transfer. Each Stockholder, as to such Stockholder (severally and not jointly), hereby covenants and agrees as follows:

(a)             Prior to the Termination Date, and except as contemplated hereby, such Stockholder shall not (i) (x) tender into any tender or exchange offer, (y) sell, transfer, pledge, hypothecate, grant, encumber, assign or otherwise dispose of (collectively “Transfer”), or enter into any Contract, option, agreement or other arrangement or understanding with respect to the Transfer of any of the Covered Shares or beneficial ownership or voting power thereof or therein (including by operation of law), or (z) grant any proxies or powers of attorney, deposit any Covered Shares into a voting trust or enter into a voting agreement with respect to any Covered Shares or (ii) knowingly take any action that would make any representation or warranty of such Stockholder contained herein untrue or incorrect in any material respect or have the effect of preventing or disabling such Stockholder from performing such Stockholder’s obligations under this Agreement; provided, however, that nothing contained herein shall prohibit (A) any Transfer to (1) any member of such Stockholder’s immediate family, or to a trust for the benefit of such Stockholder or any member of such Stockholder’s immediate family or (2) any person or entity if and solely to the extent required by any non-consensual, final and non-appealable injunction, order, judgment or decree of any Governmental Authority, by divorce decree or by will, intestacy or other similar law, so long as the permitted transferee executes a joinder to this Agreement pursuant to which such transferee agrees to become a party hereto and be subject to the restrictions applicable to such Stockholder hereunder or (B) (1) the net settlement of Company Stock Options (to pay the exercise price thereof and any tax withholding obligations), (2) the net settlement of Company RSUs (to pay any tax withholding obligations), (3) the exercise of Company Stock Options, to the extent such options would expire prior to the Effective Time, (4) the sale of a sufficient number of shares of Company Common Stock acquired upon exercise of Company Stock Options pursuant to the foregoing clause (3) as would generate sales proceeds sufficient to pay the aggregate applicable exercise price of the shares then exercised under such Company Stock Options and the taxes payable by such Holder as a result of such exercise or settlement. Any Transfer in violation of this Section 5(a) shall be null and void ab initio. To the extent a Transfer is permitted under this Agreement, such Transfer must also comply with all applicable Laws.

(b)             Prior to the Termination Date, in the event that such Stockholder acquires record or beneficial ownership of, or the power to vote or direct the voting of, any additional shares of Company Common Stock or other voting interests with respect to the Company, such shares of Company Common Stock or other voting interests shall, without further action of the parties, be deemed Covered Shares and subject to the provisions of this Agreement, and the number of shares of Company Common Stock held by such Stockholder set forth on Schedule A hereto will be deemed amended accordingly. Each Stockholder shall promptly notify Parent in writing of any such event.

(c)             Each Stockholder hereby waives all right to dissent or seek appraisal under the Delaware General Corporation Law, including Section 262 thereof, or otherwise exercise any appraisal rights with respect to all of such Stockholder’s Covered Shares owned (beneficially or of record) by such Stockholder in connection with the Merger, the Merger Agreement and the other transactions contemplated therein.

(d)             Notwithstanding any provision of this Agreement to the contrary, nothing herein shall prevent a Stockholder from complying with his or her disclosure obligations under applicable Laws.

Section 6.               No Solicitation. Until the Termination Date, each Stockholder hereby agrees that he or she will not, directly or indirectly, take any action or omit to take any action that the Company is not permitted to take or omit to take pursuant to Section 6.02 of the Merger Agreement. Notwithstanding anything to the contrary in this Agreement, solely to the extent the Company is permitted to take certain actions set forth in Section 6.02 of the Merger Agreement, each Stockholder will be free to participate in any such actions in accordance with and subject to the provisions of the Merger Agreement.

Section 7.               Stockholder Capacity. This Agreement is being entered into by each Stockholder solely in such Stockholder’s capacity as a stockholder of the Company and not in any other capacity, and, without limiting Parent’s and Merger Sub’s rights under the Merger Agreement, nothing in this Agreement shall restrict or limit (a) the ability of any Stockholder to take any action in such Stockholder’s capacity as a director, officer or employee of the Company or its Subsidiaries, and exercising such Stockholder’s fiduciary duties and responsibilities in such capacity, or the ability of the Stockholder to vote or provide written consent as a director of the Company in his or her sole discretion on any matter, whether in connection with the Merger Agreement or otherwise, and no action or omissions by any such Stockholder in his or her capacity as a director of the Company shall be deemed to constitute a breach of any provision of this Agreement, or (b) the Company from taking any actions that are otherwise permitted by the Merger Agreement, including with respect to a Superior Proposal.

Section 8.               Disclosure. Each Stockholder hereby authorizes Parent, Merger Sub and the Company to publish and disclose in any announcement or disclosure required by the SEC and in the Proxy Statement such Stockholder’s identity and ownership of the Covered Shares, this Agreement and the nature of such Stockholder’s obligations under this Agreement. Parent will not make any other disclosures regarding any Stockholder in any press release or otherwise without the prior written consent of such Stockholder (such approval not to be unreasonably withheld, conditioned or delayed). Parent hereby authorizes each Stockholder to disclose in any disclosure required by any Governmental Authority Parent’s identity and the nature of Parent’s obligations under this Agreement.

Section 9.               Further Assurances. From time to time, at the request of Parent and without further consideration, each Stockholder shall take such further action as may reasonably be deemed by Parent to be necessary to consummate and make effective the transactions contemplated by this Agreement.

Section 10.               Amendment and Modification. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each party and otherwise as expressly set forth herein.

Section 11.               Waiver. At any time prior to the Termination Date, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights, nor shall any single or partial exercise by any party to this Agreement of any of its rights under this Agreement preclude any other or further exercise of such rights or any other rights under this Agreement.

Section 12.               Notices. Any notices or other communications required or permitted under, or otherwise given in connection with, this Agreement shall be in writing and shall be deemed to have been duly given (a) when delivered if delivered in person, (b) on the fifth (5th) Business Day after dispatch by registered or certified mail, (c) on the next Business Day if transmitted by national overnight courier or (d) on the date delivered if sent by e-mail, provided that the e-mail transmission (i) is promptly confirmed by telephone, a responsive e-mail by the recipient thereof or otherwise clearly evidenced (excluding “bounce-backs,” out-of-office replies or other notice of non-delivery) or (ii) is followed up within one (1) Business Day after e-mail by one of the methods described in the foregoing clauses (a), (b) or (c), in each case as follows:

(i)	if to Parent or Merger Sub:

Smithfield Foods, Inc.
200 Commerce Street
Smithfield, VA 23430
	Attention:	Tennille Checkovich
	Email:	[***]

with a copy (which shall not constitute notice) to:

Hunton Andrews Kurth LLP 951 E. Byrd Street Richmond, VA 23219
	Attention:	Richard Warren
Charles Brewer
	Email:	rwarren@hunton.com
cbrewer@hunton.com

(ii)	if to the Company:

Nathan’s Famous, Inc.
One Jericho Plaza
Jericho, New York 11752
	Attention:	Eric Gatoff
	Email:	[***]

with a copy (which shall not constitute notice) to:

Akerman LLP
1251 Avenue of the Americas
37th Floor
New York, NY 10020
	Attention:	Wayne Wald
Palash Pandya
James Macpherson
	Email:	wayne.wald@akerman.com
palash.pandya@akerman.com
james.macpherson@akerman.com

(iii)	if to a Stockholder:

As set forth on Schedule A hereto, in each case with a copy (which shall not constitute notice) to:

Akerman LLP
1251 Avenue of the Americas
37th Floor
New York, NY 10020
	Attention:	Wayne Wald
Palash Pandya
James Macpherson
	Email:	wayne.wald@akerman.com
palash.pandya@akerman.com
james.macpherson@akerman.com

Section 13.               Entire Agreement. This Agreement constitutes the entire agreement, and supersedes all prior agreements, understandings, representations and warranties, both written and oral, among the parties with respect to the subject matter hereof and thereof.

Section 14.               No Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement.

Section 15.               Relationship Among the Parties. This Agreement is intended to create a contractual relationship among Parent, Merger Sub, the Company and the Stockholders and is not intended to create, and does not create, any agency, partnership, joint venture or any similar relationship among the parties hereto. Without limiting the generality of the foregoing, none of Parent, Merger Sub, the Company or any Stockholder, by entering into this Agreement, intends to form a “group” for purposes of Rule 13d-5(b)(1) of the Exchange Act or any other similar provision of applicable Law with Parent or Merger Sub or any other stockholder of the Company. Nothing contained in this Agreement shall be deemed to vest in Parent or Merger Sub any direct or indirect ownership or incidence of ownership of or with respect to any Covered Shares. All rights, ownership and economic benefits of and relating to the Covered Shares shall remain vested in and belong to the applicable Stockholder, and, except as expressly provided herein, Parent and Merger Sub shall have no authority to direct any Stockholder in the voting or disposition of any of the Covered Shares. Parent and Merger Sub shall not be deemed to be the beneficial owner of any Covered Shares by virtue of this Agreement.

Section 16.             Governing Law and Venue; Waiver of Jury Trial.

(a)                  This Agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement or the Merger, shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such State.

(b)                  The parties hereto agree that any Proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated by this Agreement shall be brought in the Court of Chancery of the State of Delaware, or if that court does not have jurisdiction, any state or federal court sitting in the State of Delaware. Each party hereto hereby irrevocably submits to the exclusive jurisdiction of each such court in respect of any Proceeding arising out of or relating to this Agreement or the transactions contemplated by this Agreement, or relating to enforcement of any of the terms of this Agreement, and hereby irrevocably waives, and agrees not to assert, as a defense in any such Proceeding, any claim that it is not subject personally to the jurisdiction of such court, that the Proceeding is brought in an inconvenient forum, that the venue of the Proceeding is improper or that this Agreement or the transactions contemplated by this Agreement may not be enforced in or by such courts. Each party hereto agrees that notice or the service of process in any Proceeding arising out of or relating to this Agreement or the transactions contemplated by this Agreement shall be properly served or delivered if delivered in the manner contemplated by Section 12 or in any other manner permitted by Law.

(c)                  EACH OF THE PARTIES HERETO HEREBY KNOWINGLY AND IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH OF THE PARTIES HERETO HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 16.

Section 17.              Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the other parties, and any attempt to make any such assignment without such consent shall be null and void; provided, however, that Parent and Merger Sub are expressly permitted to assign their rights under this Agreement to any Affiliate of Parent (including by way of a transfer of shares of capital stock of Merger Sub), and any such Person shall be entitled to assume Parent’s and/or Merger Sub’s obligations under this Agreement; provided, that no such assignment and assumption shall release Parent or Merger Sub from any of its obligations under this Agreement to the extent not performed. This Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

Section 18.              Enforcement. The parties acknowledge and agree that irreparable harm would occur and that the parties would not have any adequate remedy at law (a) for any actual or threatened breach of the provisions of this Agreement or (b) in the event that any of the provisions of this Agreement are not performed in accordance with their specific terms. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches or threatened breaches of this Agreement and to specifically enforce the terms and provisions of this Agreement. Each of the parties hereby agrees (i) that such party shall not oppose the granting of such relief by reason of there being an adequate remedy at law, (ii) that such party hereby irrevocably waives any requirement for the security or posting of any bond in connection with such relief and (iii) that such relief may be granted without the requirement that the party seeking such relief offer proof of actual damages. The parties further agree that, by seeking the remedies provided for in this Section 18, a party shall not in any respect waive such party’s right to seek any other form of relief, at law or in equity, that may be available to a party under this Agreement, including monetary damages in the event that this Agreement has been terminated or in the event that the remedies provided for in this Section 18 are not available or otherwise are not granted.

Section 19.              Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect. Notwithstanding the foregoing, upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner.

Section 20.              No Presumption Against Drafting Party. Each of the parties hereto acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement and that it has executed the same with the advice of said counsel. Each party and its counsel cooperated and participated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged among the parties shall be deemed the work product of all of the parties and may not be construed against any party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted or prepared it is of no application and is hereby expressly waived by each of the parties hereto, and any controversy over interpretations of this Agreement shall be decided without regards to events of drafting or preparation.

Section 21.              Stockholder Obligations Several and Not Joint. The obligations of each Stockholder hereunder shall be several and not joint and several, and no Stockholder shall be liable for any breach of the terms of this Agreement by any other Stockholder.

Section 22.              Expenses. Except as set forth in the Merger Agreement, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense, whether or not the Merger is consummated.

Section 23.              Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in PDF form, or by any other electronic means will be deemed to have the same effect as physical delivery of the paper document bearing the original signatures.

[Signature Page Follows]

IN WITNESS WHEREOF, Parent, Merger Sub, the Company and the Stockholders have caused to be executed or executed this Agreement as of the date first written above.

Parent:

SMITHFIELD FOODS, INC.

By:	/s/ C. Shane Smith
Name:	C. Shane Smith
Title:	President and Chief Executive Officer

Merger Sub:

BOARDWALK MERGER SUB INC.

By:	/s/ Mark L. Hall
Name:	Mark L. Hall
Title:	President

[Signature Page to Voting Agreement]

Company:

NATHAN’S FAMOUS, INC.

By:	/s/ Eric Gatoff
Name:	Eric Gatoff
Title:	Chief Executive Officer

[Signature Page to Voting Agreement]

Stockholder:

/s/ Eric Gatoff
Eric Gatoff

[Signature Page to Voting Agreement]

Stockholder:

/s/ Joanne Podell
Joanne Podell

[Signature Page to Voting Agreement]

Stockholder:

LORBER ALPHA II LP, a Nevada limited partnership

By:	Lorber Alpha II, LLC, its general partner

By:	/s/ Howard M. Lorber
Name:	Howard M. Lorber
Title:	Manager

[Signature Page to Voting Agreement]

Stockholder:

/s/ Howard M. Lorber
Howard M. Lorber

[Signature Page to Voting Agreement]

Stockholder:

LORBER GAMMA LP, a Nevada limited partnership

By:	Lorber Gamma, LLC, its general partner

By:	/s/ Howard M. Lorber
Name:	Howard M. Lorber
Title:	Manager

[Signature Page to Voting Agreement]

Stockholder:

ISAGEN, LLC

By:	/s/ Robert J. Eide
Name:	Robert J. Eide
Title:	Authorized Signatory

[Signature Page to Voting Agreement]

Stockholder:

/s/ Robert J. Eide
Robert J. Eide

[Signature Page to Voting Agreement]

Stockholder:

/s/ A.F. Petrocelli
A.F. Petrocelli

[Signature Page to Voting Agreement]

Stockholder:

/s/ Barry Leistner
Barry Leistner

[Signature Page to Voting Agreement]

Stockholder:

/s/ Brain S. Genson
Brian S. Genson

[Signature Page to Voting Agreement]

Stockholder:

/s/ Andrew M. Levine
Andrew M. Levine

[Signature Page to Voting Agreement]

Stockholder:

/s/ Wayne Norbitz
Wayne Norbitz

[Signature Page to Voting Agreement]

Stockholder:

/s/ Charles Raich
Charles Raich

[Signature Page to Voting Agreement]

Schedule A

Stockholder Name and Notice Information	Number of Shares
Howard M. Lorber c/o Nathan's Famous, Inc. One Jericho Plaza Jericho, New York 11752	719,521
Lorber Alpha II LP c/o Nathan's Famous, Inc. One Jericho Plaza Jericho, New York 11752	250,000
Lorber Gamma LP c/o Nathan's Famous, Inc. One Jericho Plaza Jericho, New York 11752	20,320
Robert J. Eide c/o Nathan's Famous, Inc. One Jericho Plaza Jericho, New York 11752	15,987.1473
Isagen, LLC c/o Nathan's Famous, Inc. One Jericho Plaza Jericho, New York 11752	138
Andrew M. Levine c/o Nathan's Famous, Inc. One Jericho Plaza Jericho, New York 11752	0
A.F. Petrocelli c/o Nathan's Famous, Inc. One Jericho Plaza Jericho, New York 11752	50,000

Eric Gatoff c/o Nathan's Famous, Inc. One Jericho Plaza Jericho, New York 11752	78,752
Charles Raich c/o Nathan's Famous, Inc. One Jericho Plaza Jericho, New York 11752	45,920
Barry Leistner c/o Nathan's Famous, Inc. One Jericho Plaza Jericho, New York 11752	36,409
Brian S. Genson c/o Nathan's Famous, Inc. One Jericho Plaza Jericho, New York 11752	7,042
Wayne Norbitz c/o Nathan's Famous, Inc. One Jericho Plaza Jericho, New York 11752	0
Joanne Podell c/o Nathan's Famous, Inc. One Jericho Plaza Jericho, New York 11752	0